                                                                       EXHIBIT 9
                                   FORM OF
                      FUND ACCOUNTING SERVICES AGREEMENT


THIS AGREEMENT made as of February ____, 1998, between ALLMERICA INVESTMENT TRUST, 440 Lincoln Street, Worcester, Massachusetts 01653 (the "Trust") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group") 4400 Computer Drive, Westborough, Massachusetts 01581.

WHEREAS, the Trust has need for certain accounting and pricing services for each series of shares of the Trust (the "Funds"), as listed on Exhibit A attached hereto, which Investor Services Group is willing and able to provide;

NOW THEREFORE in consideration of the mutual promises herein made, the Trust and Investor Services Group agree as follows:

SECTION 1.  DUTIES OF Investor Services Group - GENERAL
----------  -------------------------------------------

Investor Services Group is authorized to act under the terms of this Agreement as the Trust's agent for each Fund, and as such Investor Services Group will:

a. Maintain and preserve accounts, books, records and other documents on behalf of the Fund required under Section 31 of the Investment Company Act of 1940 and Rules 31a-1 and 31a-2 thereunder;

b. Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value;

c. Render such statements or copies of records as are listed in Exhibit B hereto as from time to time are reasonably requested by the Fund; and such other information as the Fund may reasonably request and that Investor Services Group is in a position to reasonably provide;

d. Facilitate audits of accounts by the Fund's auditors or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund;

e. Compute the Fund's net asset value per share on each day prescribed by the Fund's Registration Statement and, if applicable, its public offering price and/or its rates and yields, and notify the Fund and such other persons as the Fund may reasonably request, of the net asset value per share, the public offering price and/or the yield. Investor Services Group acknowledges that additional series of the Trust may be established and that such series, including any of the Funds, may be terminated from time to time by action of the Board of Trustees of the Trust. To the extent
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     the Trust shall add new Funds, such other Funds also shall be subject to this Agreement.

SECTION 2.  VALUATION OF SECURITIES
----------  ------------------------

Securities will be valued in accordance with the specific provisions of the Trust's Registration Statement, as amended from time to time (the "Trust's Registration Statement", such term also to include, if applicable each separate Fund's registration statement). In general, consistent with the Trust's Registration Statement, securities listed on an exchange will be valued on the basis of the last sale prior to the time the valuation is made.

Quotations will be taken from the exchange where the security is primarily traded. Over-the-counter securities for which market quotations are readily available will be valued at the closing bid price. Securities for which market quotations are not readily available will be valued at fair market value as determined by the Fund which will immediately notify Investor Services Group of such value. Investor Services Group will use one or more external pricing services as selected and authorized by the Fund on the Pricing Authorization Form attached hereto as Exhibit C. Investor Services Group shall not be liable for any loss, cost, damage, claim or other matter incurred by or assessed against the Fund, regardless of how characterized, based on or resulting from the inaccuracy or other deficiency in any information or data provided to Investor Services Group by such vendor and used by Investor Services Group in the performance of its services hereunder.

SECTION 3.  COMPUTATION OF NET ASSET VALUE, PUBLIC OFFERING PRICE
----------  ------------------------------------------------------
            AND PERFORMANCE INFORMATION
            ---------------------------

Investor Services Group will compute each Fund's net asset value in a manner consistent with the specific provisions of the Trust's Registration Statement. In general, such computation will be made by dividing the value of the Fund's portfolio securities, cash and any other assets, less its liabilities, by the number of shares of the Fund outstanding. Such computation will be made as of the close of business on the New York Stock Exchange each day, Monday through Friday, exclusive of national business holidays and other days on which the New York Stock Exchange is not open for business. If applicable, Investor Services Group will also compute the public offering price by dividing the net asset value per share by the appropriate factor as provided by the Fund. Investor Services Group will compute the Fund's dividend rate and yield, if applicable, in accordance with the specific provisions of the Trust's Registration Statement.

SECTION 4.  INVESTOR SERVICES GROUP'S RELIANCE ON INSTRUCTIONS AND ADVICE
----------  -------------------------------------------------------------

In maintaining each Fund's books of account and making the necessary computations, Investor Services Group shall be entitled to receive, and may rely upon, information furnished it by any person certified to FDISG as being authorized by the Board of Trustees of the Fund relating to:

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a.   The manner and amount of accrual of expenses other than management fees to be recorded on the books of the Fund;

b. The source of quotations to be used for such securities as may not be available through Investor Services Group's normal pricing services;

c. The value to be assigned to any asset for which no price quotations are readily available;

d. If applicable, the manner of computation of the public offering price and such other computations as may be necessary; and

e.   Notification of transactions in portfolio securities.

Investor Services Group shall be entitled to rely upon any electronically transmitted data, certificate, letter or other instrument or telephone call reasonably believed by Investor Services Group to be genuine and to have been properly sent, made or signed by an officer or other authorized agent of the Trust or the Fund, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or the Fund or any other person authorized by the Trust's or the Fund's Board of Trustees.

Investor Services Group shall be entitled to receive and act upon advice of counsel (which may be counsel for the Trust or the Fund) and shall be without liability for any action taken or thing done in good faith in reliance upon such advice.

The Trust agrees promptly to furnish Investor Services Group with a copy of the Trust's Registration Statement in effect from time to time. Investor Services Group may conclusively rely on the most recently delivered Trust's Registration Statement (including relevant amendments) for all purposes under this Agreement and shall not be liable to the Trust in acting in reliance thereon.

SECTION 5.  INDEMNIFICATION
----------  ---------------

The Trust and each Fund agrees to jointly and severally indemnify and hold harmless Investor Services Group and its employees, personnel, agents and nominees from all taxes, charges, expenses, assessments, claims and liabilities (including attorney's fees) incurred or assessed against them in connection with the performance of this Agreement, except such as may arise from their own negligent action, negligent failure to act, bad faith or willful misconduct. The foregoing notwithstanding, Investor Services Group will in no event be liable for any loss resulting from the acts, omissions, lack of financial responsibility, or failure to perform the obligations of any person or organization designated by the Trust or the Fund to be the authorized agent of the Trust or the Fund as a party to any transaction.

Investor Services Group shall at all times use reasonable care and act in good faith in performing its duties hereunder, but Investor Services Group shall be excused from failing to act or delay in acting if such failure or delay is caused by legal constraint, interruption of transmission or communcation

                                       3
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facilities, equipment failure, war, emergency conditions or other circumstances beyond its control. Investor Services Group's responsibility for damage or loss arising from such causes shall be limited to the use of its reasonable efforts to recover the Fund's records determined to be lost, missing or destroyed.

SECTION 6.  COMPENSATION AND INVESTOR SERVICES GROUP'S EXPENSES
----------  ---------------------------------------------------

Investor Services Group shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between Investor Services Group and the Trust. See Exhibit D attached hereto for the Fund Accounting and Reporting Fee Schedule. Investor Services Group shall be entitled to recover its telephone, delivery and all other out-of-pocket expenses as incurred, including without limitation, reasonable attorney's fees.

SECTION 7.  TERMINATION
----------  -----------

Either Investor Services Group or the Trust may terminate this Agreement by giving ninety days' written notice in advance to the other. Upon termination Investor Services Group will turn over to the Trust and cease to retain in Investor Services Group's files, records of the calculations of net asset value and all other records pertaining to its services hereunder, provided, however, Investor Services Group in its discretion may make and retain copies of any and all such records and documents which it determines appropriate or for its protection.

SECTION 8.  MISCELLANEOUS
----------  -------------

This Agreement may not be assigned by Investor Services Group without the consent of the Trust as authorized or approved by resolution of its Board of Directors.

In connection with the operation of this Agreement, the Trust and Investor Services Group may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by both parties and annexed hereto.

Nothing in this Agreement shall give or be construed to give any shareholder of any Fund any rights against Investor Services Group.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and it is hereby agreed that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the

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NASD and State insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the California Insurance Commissioner, or the Insurance Commissioner of any other state, with any information or reports in connection with services provided under this Agreement which such Commissioner may reasonably request in order to ascertain whether the variable contracts operations of the Company are being conducted in a manner consistent with the state's regulations concerning variable contracts and any other applicable law or regulations.

This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

Executed in several counterparts, each of which is an original.


FIRST DATA INVESTOR                     ALLMERICA INVESTMENT TRUST
SERVICES GROUP, INC.


By:________________________             By:_______________________
   Title:                                  Title:

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

                                   EXHIBIT A


Allmerica Investment Trust is comprised of the following series of shares:


                         Select Emerging Markets Fund
                         Select Aggressive Growth Fund
                       Select Capital Appreciation Fund
                         Select Value Opportunity Fund
                       Select International Equity Fund
                              Select Growth Fund
                         Select Strategic Growth Fund
                                  Growth Fund
                               Equity Index Fund
                         Select Growth and Income Fund
                              Select Income Fund
                         Investment Grade Income Fund
                             Government Bond Fund
                               Money Market Fund



Dated:  February ___, 1998

                                   EXHIBIT B
                                      to
                      FUND ACCOUNTING SERVICES AGREEMENT


STANDARD REPORTS AND AVAILABILITY
---------------------------------

The following reports will be provided to the Fund on a regular basis with availability as indicated:

A.  Daily

     1.  Printed Trial Balance
     2.  Net Asset Value Worksheet
     3.  Schedule of Investments
     4.  Rate/Yield Computation, if applicable

B. Weekly

     1.  Tax Lot Ledgers
     2.  Schedule of Investments for Money Market Funds
         (Mark to Market)

C. Monthly

     1.  Tax Lot Ledgers as of month-end
     2.  Working Appraisal as of month-end
     3.  Purchase and Sale Journal for the month
     4.  Summary of Gains and Losses on Securities for the month
     5.  Dividend Ledger for the month (receivable as of month-end and earned)
     6. Interest Income Analysis for the month (receivable as of month-end and earned)
     7.  Trial Balance as of month-end
     8.  Net Asset Value Worksheet as of month-end
     9. Open Trades (payables and receivables for unsettled securities transactions)

D. Annually

     1.  Purchase and Sale Journal for the year
     2.  Summary of Gains and Losses on Securities for the year
     3.  Broker Allocation Report for the year
     4.  Tax Returns

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E. Availability of Reports

   1. Daily reports should be available for data transmission, if desired, by 9:00 a.m. Worcester time.

   2. Monthly and annual reports, except for Interest Income Analysis, should be available by the tenth business day of the following month. The Interest Income Analysis should be available by the fifteenth business day of the following month.

                                       8
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                                   EXHIBIT C
                          PRICING AUTHORIZATION FORM


ALLMERICA INVESTMENT TRUST ("Trust") hereby requests and authorizes FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group") to use the following price sources, market indices and tolerance ranges for performing fund pricing and evaluating the reasonability of security prices for series of the Trust.

Security          Source/        Tolerance      Back-Up for         General
  Type         Type of Quote       Level      Tolerance Fails       Back-Up
  ----         -------------       -----      ---------------       -------
Bond          Merrill Lynch/
              Bid                   0.1%      Portfolio Mgmt.   Portfolio Mgmt.

Equity        Muller Data/
              Last sale-if no
              last sale mean        5.0%      Quotron           Portfolio Mgmt.

Money         Muller Data/
Market        Market Price          0.5%      N/A               Portfolio Mgmt.

     Under Rule 2a-7, the Trust adopted amortized cost.
     Mark-to-market prices are obtained, as described above, on a weekly basis.


We understand that Investor Services Group does not assume responsibility for and shall not be liable for the accuracy of or any other matter relating to the quotations provided by any of the sources noted above [so long as Investor Services Group uses reasonable efforts to assess their accuracy by performing reasonability tests using the tolerance ranges and indices noted above].


FIRST DATA INVESTOR                ALLMERICA INVESTMENT TRUST
SERVICES GROUP, INC.



By:_____________________           By:_______________________
   Title:                             Title:
   Date:                              Date:

                                   EXHIBIT D

                                FUND ACCOUNTING
                                      AND
                            REPORTING FEE SCHEDULE



Pursuant to Section 6 "Compensation and Investor Services Group's Expenses" and
Section 8 "Miscellaneous" of the Agreement, the Trust and Investor Services Group agree that Investor Services Group shall be paid according to the following per portfolio fund accounting and reporting fee schedule:


   Fund Net Assets                              Annual Per Fund Fee
   ---------------                              -------------------

Under $50 million                                     $ 25,000
$50 million to $200 million                           $ 35,000
$200 million to $500 million                          $ 50,000
$500 million to $1 billion                            $ 85,000
Greater than $1 billion                               $125,000


Out-of-pocket charges for price quotes will be charged at actual cost. This is expected to be $.50 for bond and money market quotes, $.20 for equity quotes and $.50 for international quotes.


FIRST DATA INVESTOR                              ALLMERICA INVESTMENT TRUST
SERVICES GROUP, INC.


By:_______________________                       By:_______________________
   Title:                                           Title:
   Date:                                            Date:

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